Exhibit 99.1
Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
August 9, 2021	Jacqueline Burwitz Investor Relations 314-985-2169 JacquelineE.Burwitz@energizer.com
Energizer Holdings, Inc. Announces Fiscal 2021 Third Quarter Results

•Strong top-line auto care growth globally resulted in reported Net sales of $721.8 million, up 9.7% with organic growth of 5.8%.1

•Earnings per share of $0.24, inclusive of a $0.27 per share loss on extinguishment from debt refinancing, and Adjusted earnings per share of $0.74 for the third quarter, up 48% compared to the prior year.1

•Increasing full year outlook for Net sales growth to 8% to 9% and reaffirming outlook for Adjusted earnings per share of $3.30 to $3.50 and Adjusted EBITDA of $620 to $640 million.1

•Intends to enter into a $75 million accelerated share repurchase program in the fourth fiscal quarter.

St. Louis —August 9, 2021—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the third fiscal quarter ended June 30, 2021.

"In our third quarter, we delivered nearly 10% Net sales growth and nearly 50% Adjusted earnings per share growth behind strong auto care results, solid execution across our business, and the benefits of synergies and reduced interest expense," said Mark Lavigne, Chief Executive Officer. "Like other organizations, we are facing cost pressures and supply chain disruptions, but our team has taken the right steps to ensure we are able to serve customers and consumers. The strength of our brands, the breadth of our portfolio, and the resilience of this organization in the face of the continuing pandemic position us well for success as we look forward."

Top-Line Performance

For the quarter, elevated auto care demand in both geographical segments resulted in strong Net sales of $721.8 million compared to $658.0 million in the prior year period.

	Third Quarter	% Chg
Net sales - FY'20	$658.0
Organic	38.3	5.8%
Impact of FY 2021 Acquisitions	4.9	0.7%
Change in Argentina	1.9	0.3%
Impact of currency	18.7	2.9%
Net sales - FY'21	$721.8	9.7%
•Organic Net sales increased 5.8%, or $38.3 million, due to the following items:

•Increased year over year volumes globally contributed approximately 3.0%, primarily driven by elevated demand and timing of orders in our auto care business;

•New distribution, predominately in North America, contributed approximately 1.8%; and

•Favorable pricing contributed approximately 1%.
__________________
1) See Press Release attachments and supplemental schedules for additional information, including the GAAP and Non-GAAP reconciliations.

Gross Margin

Gross margin percentage on a reported basis was 37.9% versus 40.0% in the prior year. Excluding the current and prior year costs related to acquisition and integration, adjusted gross margin was 39.2%, down 160 basis points from the prior year.

Third Quarter
Adjusted gross margin - FY'20 (1)	40.8%
Mix and product cost impacts	(3.9)%
Lower margin rate profile of the FY 21 acquired businesses	(0.2)%
Synergy realization	2.2%
Currency impact	0.3%
Adjusted gross margin - FY'21 (1)	39.2%

The Gross margin decrease was primarily driven by higher operating costs, including higher labor costs, tariffs and transportation, consistent with ongoing inflationary trends. Additionally, gross margin was negatively impacted by the lower margin rate profile of our auto care business, which comprised a higher mix of our business as it experienced strong organic growth in the quarter.

Partially offsetting these margin impacts were synergies of approximately $14 million as well as favorable currency exchange rates.

Selling, General and Administrative Expense (SG&A)

SG&A, excluding acquisition and integration costs, for the third quarter was 14.8% of Net sales, or $106.6 million, compared to 16.2% of Net sales, or $106.7 million in the prior year. The decrease, as a percent of Net sales, resulted from higher sales and synergy realization while SG&A expense remained consistent with prior year.(1)

Advertising and Promotion Expense (A&P)

A&P was 6.1% of net sales for the third fiscal quarter, compared to 5.7% in the prior year or a $6.8 million increase due to planned incremental investment in our product portfolio as we continue to invest in support of our brands and innovation.

Earnings Per Share and Adjusted EBITDA	Third Quarter
(In millions, except per share data)	2021	2020
Net earnings from continuing operations	$20.8	$29.0
Diluted net earnings per common share - continuing operations	$0.24	$0.37

Adjusted net earnings from continuing operations(1)	$54.6	$38.5
Adjusted diluted net earnings per common share - continuing operations (1)	$0.74	$0.50
Adjusted EBITDA(1)	$144.4	$134.6

The changes in Adjusted EBITDA and Adjusted diluted net earnings per common share - continuing operations for the quarter reflect organic revenue growth and synergy realization, slightly offset by higher A&P, on an absolute dollar basis. The prior year quarter also included net incremental COVID-19 costs of approximately $9 million, or $0.11 per share.

In June 2021, the Company refinanced its €650 million 4.625% Senior Notes due 2026 with €650 million 3.5% Senior Notes due 2029. As a result of the Company's refinancing activity over the past 15 months, the Company reduced its interest expense in the quarter by $12.2 million as compared to the prior year.

Free Cash Flow and Continued Return of Capital

•Generated year-to-date cash flows from continuing operations of $17.5 million, as compared to $231.9 million in the prior year's third quarter, and Adjusted free cash flow from continuing operations of $42.6 million in the current year. Contributing to the decrease was the expected impacts of quarter-over-quarter working capital changes, largely driven by an increase in inventory levels. During the year, we’ve invested in inventory to ensure we can maintain high service levels through the first quarter of fiscal 2022, which is peak battery selling season. In addition, we have taken a proactive approach to invest in incremental safety stock given the continued volatility of the global supply network– including uncertainty around product sourcing, transportation challenges and labor availability. In addition to the working capital changes, the prior year's first quarter benefited from a $30 million receipt of a valued added tax refund settlement. (1)

•Dividend payments in the quarter of approximately $20.5 million, or $0.30 per common share, and $4.0 million, or $1.875 per share of mandatory convertible preferred stock.

•Net debt to credit-defined EBITDA was 5.0 times as of June 30, 2021.

•The Company intends to enter into a $75.0 million accelerated share repurchase (ASR) program in the fourth quarter of fiscal 2021, which, based on the August 6, 2021 closing price of the Company's common stock, equates to approximately 1.8 million shares and represents approximately 2.5% of the Company's fully diluted outstanding stock. The Company expects to fund these repurchases using available cash on hand and revolver borrowings, and anticipates that the ASR program will be completed before the end of the calendar year 2021. Any repurchases will occur under the Board of Directors' existing November 2020 repurchase authorization.

Financial Outlook and Assumptions for Fiscal Year 2021(1)

We are updating our full year fiscal 2021 outlook for the following key metrics:

•Net sales growth is now expected to be between 8% to 9%, attributed to distribution gains, elevated demand and favorable currency impacts;

•Adjusted gross margin rate is expected to decrease 80 to 110 basis points on a year over year basis as inflationary cost pressures continue to increase. Additional productivity management efforts, synergies and the impacts of favorable currency are expected to help offset some of the increased operational costs.

•Adjusted free cash flow is now expected to exceed $225 million. As noted above, this is a result of our investment in inventory to support the upcoming peak battery season and to ensure we maintain high service levels for our customers. We believe the steps we are taking to make these investments are prudent given the potential disruptions which continue to persist in the global supply network. We view this investment as short-term in nature, and expect our inventory balances to normalize in 2022.

We are maintaining our previously communicated full year outlook ranges for Adjusted earnings per share of $3.30 to $3.50 and Adjusted EBITDA of $620 to $640 million.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. Eastern Time today. The call will focus on third fiscal quarter earnings and recent trends in the business. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under "Investors" and "Events and Presentations" tabs or by using the following link:
https://www.webcaster4.com/Webcast/Page/1192/41697

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under "Investors," "Events and Presentations," and "Past Events" tabs.
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This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, costs, earnings, cash flows, tax rates and performance of the Company, as well as the Company's entrance into an accelerated share repurchase program. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:
•    Global economic and financial market conditions, including the conditions resulting from the ongoing COVID-19 pandemic, and actions taken by our customers, suppliers, other business partners and governments in markets in which we compete might materially and negatively impact us.
•    Competition in our product categories might hinder our ability to execute our business strategy, achieve profitability, or maintain relationships with existing customers.
•    Changes in the retail environment and consumer preferences could adversely affect our business, financial condition and results of operations.
•    We must successfully manage the demand, supply, and operational challenges brought about by the COVID-19 pandemic and any other disease outbreak, including epidemics, pandemics, or similar widespread public health concerns.
•    Loss or impairment of the reputation of our Company or our leading brands or failure of our marketing plans could have an adverse effect on our business.
•    Loss of any of our principal customers could significantly decrease our sales and profitability.
•    Our ability to meet our growth targets depends on successful product, marketing and operations innovation and successful responses to competitive innovation and changing consumer habits.
•    We are subject to risks related to our international operations, including currency fluctuations, which could adversely affect our results of operations.
•    If we fail to protect our intellectual property rights, competitors may manufacture and market similar products, which could adversely affect our market share and results of operations.
•    Our reliance on certain significant suppliers subjects us to numerous risks, including possible interruptions in supply, which could adversely affect our business.
•    Our business is vulnerable to the availability of raw materials, our ability to forecast customer demand and our ability to manage production capacity.
•    Changes in production costs, including raw material prices, freight and labor, could erode our profit margins and negatively impact operating results, and reactions to our pricing actions.
•    The manufacturing facilities, supply channels or other business operations of the Company and our suppliers may be subject to disruption from events beyond our control.
•    We may be unable to generate anticipated cost savings (including from our restructuring programs), successfully implement our strategies, or efficiently manage our supply chain and manufacturing processes, and our profitability and cash flow could suffer as a result.
•    Sales of certain of our products are seasonal and adverse weather conditions during our peak selling seasons for certain auto care products could have a material adverse effect.
•    A failure of a key information technology system could adversely impact our ability to conduct business.
•    Our operations depend on the use of information technology systems that are subject to data privacy regulations, including recently effective European Union requirements, and could be the target of cyberattack.
•    We have significant debt obligations that could adversely affect our business and our ability to meet our obligations.
•    We may experience losses or be subject to increased funding and expenses related to our pension plans.
•    The estimates and assumptions on which our financial projections are based may prove to be inaccurate, which may cause our actual results to materially differ from our projections, which may adversely affect our future profitability, cash flows and stock price.
•    If we pursue strategic acquisitions, divestitures or joint ventures, we might experience operating difficulties, dilution, and other consequences that may harm our business, financial condition, and operating results, and we may not be able to successfully consummate favorable transactions or successfully integrate acquired businesses.
•    We may be unable to realize the anticipated benefits of the 2019 acquisitions of the global auto care and battery, lighting and power businesses from Spectrum Brands.
•    The 2019 auto care and battery acquisitions may have liabilities that are not known to us and the acquisition agreements may not provide us with sufficient indemnification with respect to such liabilities.
•    Our business involves the potential for claims of product liability, labeling claims, commercial claims and other legal claims against us, which could affect our results of operations and financial condition and result in product recalls or withdrawals.
•    Our business is subject to increasing regulation in the U.S. and abroad, the uncertainty and cost of future compliance and consequence of non-compliance with which may have a material adverse effect on our business.

•    Increased focus by governmental and non-governmental organizations, customers, consumers and shareholders on sustainability issues, including those related to climate change, may have an adverse effect on our business, financial condition and results of operations and damage our reputation.
•    We are subject to environmental laws and regulations that may expose us to significant liabilities and have a material adverse effect on our results of operations and financial condition.
•    We cannot guarantee that any share repurchase program will be fully consummated or that any share repurchase program will enhance long-term stockholder value, and share repurchases could increase the volatility of the price of our stock and diminish our cash reserves.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on November 17, 2020.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	For the Quarter Ended June 30,		For the Nine Months Ended June 30,
	2021	2020	2021	2020
Net sales	$721.8	$658.0	$2,255.5	$1,981.8
Cost of products sold (1)	448.5	394.8	1,373.8	1,181.7
Gross profit	273.3	263.2	881.7	800.1
Selling, general and administrative expense (1)	117.5	112.8	365.4	351.0
Advertising and sales promotion expense	44.1	37.3	120.8	106.9
Research and development expense (1)	8.2	8.4	24.8	25.6
Amortization of intangible assets	15.2	14.3	46.0	42.3
Interest expense	38.6	50.8	125.0	144.8
Loss on extinguishment of debt (2)	27.6	—	103.3	4.2
Other items, net (1)	(1.5)	0.7	(0.8)	5.8
Earnings before income taxes	23.6	38.9	97.2	119.5
Income tax provision	2.8	9.9	19.5	31.0
Net earnings from continuing operations	20.8	29.0	77.7	88.5
Net earnings/(loss) from discontinued operations (3)	—	0.8	—	(130.3)
Net earnings/(loss)	20.8	29.8	77.7	(41.8)
Mandatory preferred stock dividends	(4.0)	(4.0)	(12.1)	(12.1)
Net earnings/(loss) attributable to common shareholders	$16.8	$25.8	$65.6	$(53.9)

Basic net earnings per common share - continuing operations	$0.25	$0.37	$0.96	$1.11
Basic net earnings/(loss) per common share - discontinued operations	—	0.01	—	(1.89)
Basic net earnings/(loss) per common share	$0.25	$0.38	$0.96	$(0.78)

Diluted net earnings per common share - continuing operations	$0.24	$0.37	$0.95	$1.10
Diluted net earnings/(loss) per common share - discontinued operations	—	0.01	—	(1.88)
Diluted net earnings/(loss) per common share	$0.24	$0.38	$0.95	$(0.78)

Weighted average shares of common stock - Basic	68.4	68.5	68.4	68.9
Weighted average shares of common stock - Diluted	68.6	68.7	68.7	69.4

(1) See the attached Supplemental Schedules - Non-GAAP Reconciliations, which break out the Acquisition and integration related costs included within these lines.

(2) The Loss on the extinguishment of debt for the quarter ended June 30, 2021 related to the Company's redemption of the €650 million Senior Notes due in 2026 in June 2021. The nine months ended June 30, 2021 also includes the Company's term loan refinancing in December 2020 and the redemption of the $600.0 million Senior Notes due in 2027 in January 2021. The nine months ended June 30, 2020 includes the write off of deferred financing fees related to the term loan refinancing in December 2019.

(3) Included in these results is the pre-tax loss on the disposition of the Varta consumer battery business of $137.2 million in the nine months ended June 30, 2020. The Net earnings/(loss) from discontinued operations is net of an income tax benefit of $0.4 million and $6.6 million for the quarter and nine months ended June 30, 2020, respectively

ENERGIZER HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Condensed)
(In millions - Unaudited)

Assets	June 30, 2021	September 30, 2020
Current assets
Cash and cash equivalents	$207.7	$459.8
Restricted cash	—	790.0
Trade receivables	332.3	292.0
Inventories	691.1	511.3
Other current assets	183.1	157.8
Total current assets	$1,414.2	$2,210.9
Property, plant and equipment, net	372.6	352.1
Operating lease assets	115.5	121.9
Goodwill	1,058.2	1,016.0
Other intangible assets, net	1,887.3	1,909.0
Deferred tax asset	23.8	24.3
Other assets	105.8	94.1
Total assets	$4,977.4	$5,728.3

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$12.0	$841.3
Current portion of capital leases	2.4	1.7
Notes payable	103.4	3.8
Accounts payable	407.9	378.1
Current operating lease liabilities	15.6	14.8
Other current liabilities	290.4	408.7
Total current liabilities	$831.7	$1,648.4
Long-term debt	3,355.6	3,306.9
Operating lease liabilities	105.4	111.9
Deferred tax liability	149.6	140.4
Other liabilities	194.5	211.6
Total liabilities	$4,636.8	$5,419.2
Shareholders' equity
Common stock	0.7	0.7
Mandatory convertible preferred stock	—	—
Additional paid-in capital	850.3	859.2
Retained earnings	(64.3)	(66.2)
Treasury stock	(181.8)	(176.9)
Accumulated other comprehensive loss	(264.3)	(307.7)
Total shareholders' equity	$340.6	$309.1
Total liabilities and shareholders' equity	$4,977.4	$5,728.3

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Condensed)
(In millions - Unaudited)

	For the Nine Months Ended June 30,
	2021	2020
Cash Flow from Operating Activities
Net earnings/(loss)	$77.7	$(41.8)
Net loss from discontinued operations	—	(130.3)
Net earnings from continuing operations	77.7	88.5
Non-cash integration and restructuring charges	4.5	12.1
Depreciation and amortization	88.7	84.3
Deferred income taxes	2.1	2.1
Share-based compensation expense	13.3	21.2
Loss on extinguishment of debt	103.3	4.2
Non-cash items included in income, net	12.8	18.4
Other, net	(3.5)	0.2
Changes in current assets and liabilities used in operations	(281.4)	0.9
Net cash from operating activities from continuing operations	17.5	231.9
Net cash used by operating activities from discontinued operations	—	(12.9)
Net cash from operating activities	17.5	219.0
Cash Flow from Investing Activities
Capital expenditures	(42.7)	(44.4)
Proceeds from sale of assets	—	1.5
Acquisitions, net of cash acquired	(67.2)	(4.5)
Net cash used by investing activities from continuing operations	(109.9)	(47.4)
Net cash from investing activities from discontinued operations	—	280.9
Net cash (used by)/from investing activities	(109.9)	233.5
Cash Flow from Financing Activities
Cash proceeds from issuance of debt with original maturities greater than 90 days	1,982.6	620.6
Payments on debt with maturities greater than 90 days	(2,770.2)	(770.3)
Net increase in debt with original maturities of 90 days or less	106.6	171.5
Premiums paid on extinguishment of debt	(141.1)	—
Debt issuance costs	(27.6)	(6.1)
Payment of contingent consideration	(3.9)	—
Dividends paid on common stock	(63.8)	(64.3)
Dividends paid on mandatory convertible preferred stock	(12.1)	(12.1)
Common stock purchased	(21.3)	(45.0)
Taxes paid for withheld share-based payments	(6.7)	(9.7)
Net cash used by financing activities from continuing operations	(957.5)	(115.4)
Net cash used by financing activities from discontinued operations	—	(1.1)
Net cash used by financing activities	(957.5)	(116.5)

Effect of exchange rate changes on cash	7.8	1.1

Net (decrease)/increase in cash, cash equivalents, and restricted cash from continuing operations	(1,042.1)	70.2
Net increase in cash, cash equivalents, and restricted cash from discontinued operations	—	266.9
Net (decrease)/increase in cash, cash equivalents, and restricted cash	(1,042.1)	337.1
Cash, cash equivalents, and restricted cash, beginning of period	1,249.8	258.5
Cash, cash equivalents, and restricted cash, end of period	$207.7	$595.6

ENERGIZER HOLDINGS, INC.
Reconciliation of GAAP and Non-GAAP Measures
For the Quarter and Nine Months Ended June 30, 2021
The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period. These non-GAAP financial measures exclude items that are not reflective of the Company's on-going operating performance, such as acquisition and integration costs, an acquisition earn out and the loss on extinguishment of debt. In addition, these measures help investors to analyze year over year comparability when excluding currency fluctuations, acquisition activity as well as other Company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in methods and in the items being adjusted.

We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure in the following supplemental schedules:

Segment Profit. This amount represents the operations of our two reportable segments including allocations for shared support functions. General corporate and other expenses, global marketing expenses, R&D expenses, amortization expense, interest expense, other items, net, the charges related to acquisition and integration costs and an acquisition earn out have all been excluded from segment profit.

Adjusted Net Earnings From Continuing Operations and Adjusted Diluted Net Earnings Per Common Share - Continuing Operations (EPS). These measures exclude the impact of the costs related to acquisition and integration, an acquisition earn out and the loss on extinguishment of debt.

Non-GAAP Tax Rate. This is the tax rate when excluding the pre-tax impact of acquisition and integration costs, an acquisition earn out and the loss on extinguishment of debt, as well as the related tax impact for these items, calculated utilizing the statutory rate for where the impact was incurred.

Organic. This is the non-GAAP financial measurement of the change in revenue or segment profit that excludes or otherwise adjusts for the impact of acquisitions, change in Argentina operations and impact of currency from the changes in foreign currency exchange rates as defined below:

Impact of acquisitions. Energizer completed two acquisitions in the first fiscal quarter of 2021, a battery plant in Indonesia on October 1, 2020 and a formulation company in the United States on December 1, 2020 (Formulations Acquisition). These adjustments include the impact of the acquisitions' ongoing operations contributed to each respective income statement caption for the first year's operations directly after the acquisition date. This does not include the impact of acquisition and integration costs associated with any acquisition.

Change in Argentina Operations. The Company is presenting separately all changes in sales and segment profit from our Argentina affiliate due to the designation of the economy as highly inflationary as of July 1, 2018.

Impact of currency. The Company evaluates the operating performance of our Company on a currency neutral basis. The impact of currency is the difference between the value of current year foreign operations at the current period ending USD exchange rate, compared to the value of the current year foreign operations at the prior period ending USD exchange rate, as well as the impact of hedging on the currency fluctuation.
Adjusted Comparisons. Detail for adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted SG&A as percent of sales, adjusted R&D and adjusted Other items, net are also supplemental non-GAAP measure disclosures. These measures exclude the impact of costs related to acquisition and integration and an acquisition earn out.

Free Cash Flow and Adjusted Free Cash Flow. Free Cash Flow is defined as net cash provided by operating activities from continuing operations reduced by capital expenditures, net of the proceeds from asset sales. Adjusted Free Cash Flow is defined as Free Cash Flow excluding the cash payments for acquisition and integration expenses and integration capital expenditures. The expense cash payments are net of the statutory tax benefit associated with the payment.

EBITDA and Adjusted EBITDA. EBITDA is defined as net earnings before income tax provision, interest, loss on extinguishment of debt and depreciation and amortization. Adjusted EBITDA further excludes the impact of the costs related to acquisition and integration, acquisition earn out and share-based payments.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Information and Supplemental Sales Data
For the Quarter and Nine Months Ended June 30, 2021
(In millions - Unaudited)

Operations for Energizer are managed via two major geographic reportable segments: Americas and International. Energizer’s operating model includes a combination of standalone and shared business functions between the geographic segments, varying by country and region of the world. Energizer applies a fully allocated cost basis, in which shared business functions are allocated between segments. Such allocations are estimates, and do not represent the costs of such services if performed on a standalone basis. Segment sales and profitability, as well as the reconciliation to earnings before income taxes, for the quarter and nine months ended June 30, 2021 and 2020, respectively, are presented below:

	Quarter Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Net Sales
Americas	$525.2	$491.9	$1,593.8	$1,416.3
International	196.6	166.1	661.7	565.5
Total net sales	$721.8	$658.0	$2,255.5	$1,981.8
Segment Profit
Americas	127.7	122.9	415.9	353.9
International	35.8	34.8	135.2	127.4
Total segment profit	$163.5	$157.7	$551.1	$481.3
General corporate and other expenses (1)	(21.5)	(25.6)	(71.3)	(74.0)
Global marketing expense (2)	(9.8)	(7.4)	(28.7)	(19.1)
Research and development expense - Adjusted (3)	(8.1)	(8.2)	(23.7)	(24.4)
Amortization of intangible assets	(15.2)	(14.3)	(46.0)	(42.3)
Acquisition and integration costs (4)	(19.5)	(11.4)	(54.6)	(47.6)
Acquisition earn out (5)	(1.2)	—	(2.3)	—
Interest expense	(38.6)	(50.8)	(125.0)	(144.8)
Loss on extinguishment of debt	(27.6)	—	(103.3)	(4.2)
Other items, net - Adjusted (6)	1.6	(1.1)	1.0	(5.4)
Total earnings before income taxes	$23.6	$38.9	$97.2	$119.5
(1) Recorded in SG&A on the Consolidated (Condensed) Statement of Earnings.
(2) The quarter and nine months ended June 30, 2021 includes $4.9 million and $14.5 million recorded in SG&A, respectively, and $4.9 million and $14.2 million recorded in Advertising and sales promotion expense, respectively, on the Consolidated (Condensed) Statement of Earnings. The quarter and nine months ended June 30, 2020 includes $3.0 million and $8.5 million recorded in SG&A, respectively, and $4.4 million and $10.6 million recorded in Advertising and sales promotion expense, respectively, in the Consolidated (Condensed) Statement of Earnings.
(3) Research and development expense for the quarter and nine months ended June 30, 2021 included $0.1 million and $1.1 million, respectively, and included $0.2 million and $1.2 million for the quarter and nine months ended June 30, 2020, respectively, of acquisition and integration costs which have been reclassified for purposes of the reconciliation above.
(4) See the Supplemental Schedules - Non-GAAP Reconciliations for the line items where these charges are recorded in the Consolidated (Condensed) Statement of Earnings.
(5) This represents the estimated earn out achieved through June 30, 2021 under the incentive agreements entered into with the Formulations Acquisition and is recorded in SG&A on the Consolidated (Condensed) Statement of Earnings.
(6) See the Supplemental Non-GAAP reconciliation for the Other items, net reconciliation between the reported and adjusted balances.

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended June 30,		Nine Months Ended June 30,
Net Sales	2021	2020	2021	2020
Batteries	$482.9	$470.7	$1,701.8	$1,520.3
Auto Care	206.4	161.4	447.1	370.3
Lights, Licensing and Other	32.5	25.9	106.6	91.2
Total net sales	$721.8	$658.0	$2,255.5	$1,981.8

Energizer Holdings, Inc.
Supplemental Schedules - GAAP EPS to Adjusted EPS Reconciliation
For the Quarter and Nine Months Ended June 30, 2021
(In millions, except per share data - Unaudited)

The following tables provide a reconciliation of Net earnings from continuing operations and Diluted net earnings per common share - continuing operations to Adjusted net earnings from continuing operations and Adjusted diluted net earnings per share - continuing operations, which are non-GAAP measures.

	For the Quarter Ended June 30,		For the Nine Months Ended June 30,
	2021	2020	2021	2020
Net earnings/(loss) attributable to common shareholders	$16.8	$25.8	$65.6	$(53.9)
Mandatory preferred stock dividends	(4.0)	(4.0)	(12.1)	(12.1)
Net earnings/(loss)	20.8	29.8	77.7	(41.8)
Net earnings/(loss) from discontinued operations	—	0.8	—	(130.3)
Net earnings from continuing operations	$20.8	$29.0	$77.7	$88.5
Pre-tax adjustments
Acquisition and integration (1)	19.5	11.4	54.6	47.6
Acquisition earn out	1.2	—	2.3	—
Loss on extinguishment of debt	27.6	—	103.3	4.2
Total adjustments, pre-tax	$48.3	$11.4	$160.2	$51.8
After tax adjustments
Acquisition and integration	14.8	7.8	42.1	35.3
Acquisition earn out	0.9	—	1.7	—
Loss on extinguishment of debt	18.1	—	76.1	3.2
One-time impact of the CARES Act	—	1.7	—	5.1
Total adjustments, after tax	$33.8	$9.5	$119.9	$43.6
Adjusted net earnings from continuing operations (2)	$54.6	$38.5	$197.6	$132.1
Mandatory preferred stock dividends	(4.0)	(4.0)	(12.1)	(12.1)
Adjusted net earnings from continuing operations attributable to common shareholders	$50.6	$34.5	$185.5	$120.0
Diluted net earnings per common share - continuing operations	$0.24	$0.37	$0.95	$1.10
Adjustments
Acquisition and integration	0.22	0.11	0.57	0.51
Acquisition earn out	0.01	—	0.02	—
Loss on extinguishment of debt	0.27	—	1.04	0.05
One time impact of the CARES Act	—	0.02	—	0.07
Impact for diluted share calculation (3)	—	—	0.11	—
Adjusted diluted net earnings per diluted common share - continuing operations (3)	$0.74	$0.50	$2.69	$1.73
Weighted average shares of common stock - Diluted	68.6	68.7	68.7	69.4
Adjusted Weighted average shares of common stock - Diluted (3)	68.6	68.7	73.4	69.4
(1) See Supplemental Schedules - Non-GAAP Reconciliations for the line items where these costs are recorded on the unaudited Consolidated (Condensed) Statement of Earnings.
(2) The effective tax rate for the Adjusted - Non-GAAP Earnings and Diluted EPS for the quarters ended June 30, 2021 and 2020 was 24.1% and 23.5%, respectively, and for the nine months ended June 30, 2021 and 2020 was 23.2% and 22.9%, respectively, as calculated utilizing the statutory rate for where the costs were incurred.
(3) For the nine months ended June 30, 2021, the Adjusted diluted net earnings per common share assumes the conversion of the mandatory convertible preferred stock to 4.7 million shares of common stock, and excludes the mandatory preferred stock dividends from net earnings as that is more dilutive to the calculation.
For the quarter ended June 30, 2021 and the quarter and nine months ended June 30, 2020, the conversion of the mandatory convertible preferred stock is not dilutive and the mandatory preferred stock dividends are included in the adjusted dilution calculation.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Sales
For the Quarter and Nine Months Ended June 30, 2021
(In millions - Unaudited)

Net sales	Q1'21	% Chg	Q2'21	% Chg	Q3'21	% Chg	Nine Months '21	% Chg
Americas
Net sales - prior year	$514.5		$409.9		$491.9		$1,416.3
Organic	65.9	12.8%	64.0	15.6%	23.2	4.7%	153.1	10.8%
Impact of FY 2021 Acquisitions	7.3	1.4%	7.6	1.9%	3.6	0.7%	18.5	1.3%
Change in Argentina	2.8	0.5%	0.8	0.2%	1.9	0.4%	5.5	0.4%
Impact of currency	(3.9)	(0.7)%	(0.3)	(0.1)%	4.6	1.0%	0.4	—%
Net sales - current year	$586.6	14.0%	$482.0	17.6%	$525.2	6.8%	$1,593.8	12.5%

International
Net sales - prior year	$222.3		$177.1		$166.1		$565.5
Organic	27.4	12.3%	10.7	6.0%	15.1	9.1%	53.2	9.4%
Impact of FY 2021 Acquisitions	2.3	1.0%	3.1	1.8%	1.3	0.8%	6.7	1.2%
Impact of currency	10.0	4.6%	12.2	6.9%	14.1	8.5%	36.3	6.4%
Net sales - current year	$262.0	17.9%	$203.1	14.7%	$196.6	18.4%	$661.7	17.0%

Total Net Sales
Net sales - prior year	$736.8		$587.0		$658.0		$1,981.8
Organic	93.3	12.7%	74.7	12.7%	38.3	5.8%	206.3	10.4%
Impact of FY 2021 Acquisitions	9.6	1.3%	10.7	1.8%	4.9	0.7%	25.2	1.3%
Change in Argentina	2.8	0.4%	0.8	0.1%	1.9	0.3%	5.5	0.3%
Impact of currency	6.1	0.8%	11.9	2.1%	18.7	2.9%	36.7	1.8%
Net sales - current year	$848.6	15.2%	$685.1	16.7%	$721.8	9.7%	$2,255.5	13.8%

Energizer Holdings, Inc.
Supplemental Schedules - Segment Profit
For the Quarter and Nine Months Ended June 30, 2021
(In millions - Unaudited)

Segment profit	Q1'21	% Chg	Q2'21	% Chg	Q3'21	% Chg	Nine Months '21	% Chg
Americas
Segment profit - prior year	$129.2		$101.8		$122.9		$353.9
Organic	25.8	20.0%	29.8	29.3%	3.2	2.6%	58.8	16.6%
Impact of FY 2021 Acquisitions	1.1	0.9%	1.5	1.5%	0.4	0.3%	3.0	0.8%
Change in Argentina	2.3	1.8%	0.8	0.8%	1.2	1.0%	4.3	1.2%
Impact of currency	(2.5)	(2.0)%	(1.6)	(1.6)%	—	—%	(4.1)	(1.1)%
Segment profit - current year	$155.9	20.7%	$132.3	30.0%	$127.7	3.9%	$415.9	17.5%

International
Segment profit - prior year	$52.2		$40.4		$34.8		127.4
Organic	0.7	1.3%	(6.0)	(14.9)%	(5.2)	(14.9)%	(10.5)	(8.2)%
Impact of FY 2021 Acquisitions	0.2	0.4%	0.3	0.7%	(0.1)	(0.3)%	0.4	0.3%
Impact of currency	6.7	12.9%	4.9	12.2%	6.3	18.1%	17.9	14.0%
Segment profit - current year	$59.8	14.6%	$39.6	(2.0)%	$35.8	2.9%	$135.2	6.1%

Total Segment profit
Segment profit - prior year	$181.4		$142.2		$157.7		$481.3
Organic	26.5	14.6%	23.8	16.7%	(2.0)	(1.3)%	48.3	10.0%
Impact of FY 2021 Acquisitions	1.3	0.7%	1.8	1.3%	0.3	0.2%	3.4	0.7%
Change in Argentina	2.3	1.3%	0.8	0.6%	1.2	0.8%	4.3	0.9%
Impact of currency	4.2	2.3%	3.3	2.3%	6.3	4.0%	13.8	2.9%
Segment profit - current year	$215.7	18.9%	$171.9	20.9%	$163.5	3.7%	$551.1	14.5%

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations
For the Quarter and Nine Months Ended June 30, 2021
(In millions - Unaudited)

Gross profit	Q1'21	Q2'21	Q3'21	Q1'20	Q2'20	Q3'20	Q3'21 YTD	Q3'20 YTD
Net sales	$848.6	$685.1	$721.8	$736.6	$587.0	$658.0	$2,255.5	$1,981.8
Cost of products sold - adjusted	503.0	407.3	438.9	428.6	343.1	389.3	1,349.2	1,161.0
Adjusted Gross profit	$345.6	$277.8	$282.9	$308.0	$243.9	$268.7	$906.3	$820.8
Adjusted Gross margin	40.7%	40.5%	39.2%	41.8%	41.6%	40.8%	40.2%	41.4%
Acquisition and integration costs	7.7	7.3	9.6	6.9	8.3	5.5	24.6	20.7
Reported Cost of products sold	510.7	414.6	448.5	435.5	351.4	394.8	1,373.8	1,181.7
Gross profit	$337.9	$270.5	$273.3	$301.1	$235.6	$263.2	$881.7	$800.1
Gross margin	39.8%	39.5%	37.9%	40.9%	40.1%	40.0%	39.1%	40.4%

SG&A	Q1'21	Q2'21	Q3'21	Q1'20	Q2'20	Q3'20	Q3'21 YTD	Q3'20 YTD
Segment SG&A	$84.9	$82.8	$79.7	$84.1	$82.4	$78.5	$247.4	$245.0
Corporate SG&A	23.9	26.6	22.0	24.0	23.0	25.2	$72.5	72.2
Global Marketing	4.9	4.7	4.9	2.9	2.6	3.0	$14.5	8.5
SG&A Adjusted - subtotal	$113.7	$114.1	$106.6	$111.0	$108.0	$106.7	$334.4	$325.7
SG&A Adjusted % of Net sales	13.4%	16.7%	14.8%	15.1%	18.4%	16.2%	14.8%	16.4%
Acquisition and integration costs	10.4	8.6	9.7	11.1	8.1	6.1	28.7	25.3
Acquisition earn out	—	1.1	1.2	—	—	—	2.3	—
Reported SG&A	$124.1	$123.8	$117.5	$122.1	$116.1	$112.8	$365.4	$351.0
Reported SG&A % of Net sales	14.6%	18.1%	16.3%	16.6%	19.8%	17.1%	16.2%	17.7%

Other items, net	Q1'21	Q2'21	Q3'21	Q1'20	Q2'20	Q3'20	Q3'21 YTD	Q3'20 YTD
Interest income	$(0.1)	$(0.2)	$(0.2)	$(0.1)	$(0.1)	$(0.2)	$(0.5)	$(0.4)
Foreign currency exchange loss/(gain)	1.3	0.5	(0.9)	(0.4)	5.5	2.9	0.9	8.0
Pension benefit other than service costs	(0.5)	(0.5)	(0.6)	(0.5)	(0.5)	(0.5)	(1.6)	(1.5)
Other	—	0.1	0.1	0.1	0.3	(1.1)	0.2	(0.7)
Other items, net - Adjusted	$0.7	$(0.1)	$(1.6)	$(0.9)	$5.2	$1.1	$(1.0)	$5.4
Acquisition foreign currency loss	—	—	—	2.2	—	—	—	2.2
Transition services agreement income	—	—	—	(0.3)	(0.1)	(0.4)	—	(0.8)
Other	0.1	—	0.1	(1.0)	—	—	0.2	(1.0)
Acquisition and integration cost	$0.1	$—	$0.1	$0.9	$(0.1)	$(0.4)	$0.2	$0.4
Total Other items, net	$0.8	$(0.1)	$(1.5)	$—	$5.1	$0.7	$(0.8)	$5.8

Acquisition and integration	Q1'21	Q2'21	Q3'21	Q1'20	Q2'20	Q3'20	Q3'21 YTD	Q3'20 YTD
Cost of products sold	$7.7	$7.3	$9.6	$6.9	$8.3	$5.5	$24.6	$20.7
SG&A	10.4	8.6	9.7	11.1	8.1	6.1	28.7	25.3
Research and development	0.1	0.9	0.1	0.4	0.6	0.2	1.1	1.2
Other items, net	0.1	—	0.1	0.9	(0.1)	(0.4)	0.2	0.4
Acquisition and integration related items	$18.3	$16.8	$19.5	$19.3	$16.9	$11.4	$54.6	$47.6

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations cont.
For the Quarter and Nine Months Ended June 30, 2021
(In millions - Unaudited)

	Q3'21	Q2'21	Q1'21	Q4'20	LTM 6/30/21 (1)	Q3'20
Net earnings/(loss) from continuing operations	$20.8	$(10.2)	$67.1	$(41.7)	$36.0	$29.0
Income tax provision/(benefit)	2.8	(3.5)	20.2	(10.1)	9.4	9.9
Earnings/(loss) before income taxes	23.6	(13.7)	87.3	(51.8)	45.4	38.9
Interest expense	38.6	39.1	47.3	50.2	175.2	50.8
Loss on extinguishment of debt	27.6	70.0	5.7	90.7	194.0	—
Depreciation & Amortization	30.0	28.9	29.8	27.6	116.3	28.2
EBITDA	$119.8	$124.3	$170.1	$116.7	$530.9	$117.9
Adjustments:
Acquisition and integration costs	19.5	16.8	18.3	20.4	75.0	11.4
Acquisition earn out	1.2	1.1	—	—	2.3	—
Share-based payments	3.9	5.4	4.0	3.3	16.6	5.3
Adjusted EBITDA	$144.4	$147.6	$192.4	$140.4	$624.8	$134.6
(1) LTM defined as the latest 12 months for the period ending June 30, 2021.

Free Cash Flow	Q3'21 YTD	Q3'20 YTD
Net cash from operating activities from continuing operations	$17.5	$231.9
Capital expenditures	(42.7)	(44.4)
Proceeds from sale of assets	—	1.5
Free cash flow from continuing operations - subtotal	$(25.2)	$189.0
Cash paid for acquisition and integration expenses	42.0	27.3
Cash paid for integration related capital expenditures	25.8	27.4
Adjusted Free cash flow	$42.6	$243.7

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations cont.
FY 2021 Outlook
(In millions - Unaudited)

Fiscal Year 2021 Outlook Reconciliation - Adjusted earnings from continuing operations and Adjusted diluted net earnings per common share - continuing operations (EPS)

(in millions, except per share data)	Net earnings from continuing operations			EPS from continuing operations
Fiscal Year 2021 - GAAP Outlook	$103	to	$127	$1.26	to	$1.60
Impacts:
Acquisition and integration costs, net of tax benefit	62	to	54	$0.90	to	0.77
Acquisition earn out	3		2	$0.04		0.03
Loss on extinguishment of debt	76		76	$1.10		1.10
Fiscal Year 2021 - Adjusted Outlook	$244	to	$259	$3.30	to	$3.50

Fiscal Year 2021 Outlook Reconciliation - Adjusted EBITDA
(in millions, except per share data)
Net earnings from continuing operations	$103	to	$127
Income tax provision	21	to	48
Earnings before income taxes	$124	to	$175
Interest expense	170	to	160
Loss on extinguishment of debt	103		103
Amortization	62	to	60
Depreciation	57	to	54
EBITDA	$516	to	$552

Adjustments:
Integration costs	80	to	70
Acquisition earn out	4	to	3
Share-based payments	20		15
Adjusted EBITDA	$620	to	$640

Fiscal Year 2021 Outlook Reconciliation - Adjusted Free Cash Flow
(in millions, except per share data)
Net cash from operating activities	$207	to	$210
Less: Capital expenditures	85	to	70
Free cash flow	$122	to	$140
Adjustments:
Integration costs	55	to	45
Integration related capital expenditures	48	to	40
Adjusted free cash flow	In excess of		$225